Exhibit 99.1

Dicerna Announces First Quarter 2014 Financial and Operational Results

- DCR-MYC Becomes First Dicer Substrate RNA Interference Drug Candidate to Enter Clinical Trials -

- Management to Host Conference Call at 4:30 PM ET -

Watertown, MA, May 13, 2014 - Dicerna Pharmaceuticals, Inc. (NASDAQ: DRNA), a leader in the development of RNAi-based therapeutics, today announced operational and financial results for the quarter ending March 31, 2014.

“2014 thus far has been highlighted by a series of important events for Dicerna. We recently announced the achievement of a major milestone in our company’s history with the initiation of a Phase 1 clinical trial of DCR-MYC in solid tumors and hematological malignancies. This study marks the first clinical trial of a Dicer Substrate RNA interference drug candidate, and highlights the potential for RNAi to modulate drug targets that have been previously considered undruggable,” commented Douglas M. Fambrough, PhD, Dicerna’s President and CEO. “The completion of our initial public offering in the first quarter was a substantial financial accomplishment that supports the development of our pipeline of promising DsiRNA candidates including DCR-MYC and DCR-PH1 for the treatment of Primary Hyperoxaluria. Further, the Company also augmented its executive team with the addition of Dr. Pankaj Bhargava, a highly experienced clinical development executive who will lead Dicerna’s clinical and regulatory efforts.”

First Quarter 2014 Business Highlights and Recent Developments

•	Initiated Phase 1 Clinical Trial of DCR-MYC in Patients with Solid Tumors and Hematological Malignancies. In April 2014, we announced the initiation of a Phase 1 dose-escalating clinical study of DCR-MYC in patients with solid tumors, multiple myeloma, or lymphoma.

•	Appointed Dr. Pankaj Bhargava as Chief Medical Officer. In April 2014, Dicerna appointed Pankaj Bhargava, M.D., as Chief Medical Officer. Dr. Bhargava brings to Dicerna more than 15 years of experience in oncology drug development and translational research gained in leading industry and academic institutions. In his role as Chief Medical Officer, he is responsible for clinical development activities as well as regulatory affairs.

•	Completed Initial Public Offering. In February 2014, Dicerna completed its initial public offering (IPO) of common stock, raising net proceeds of $92.7 million.

First Quarter 2014 Financial Results

•	Cash Position - Cash and cash equivalents as of March 31, 2014 were $133.8 million, compared to $46.6 million at December 31, 2013. The cash increase was primarily driven by total net proceeds of $92.7 million from the company’s IPO (after deducting underwriting commissions, discounts and estimated offering expenses), which closed on February 4, 2014.

•	R&D Expenses - Research and development expenses for the first quarter of 2014 were $5.3 million, which increased from $2.4 million for the comparable period in 2013, due to initiating our first Phase 1 Trial and non-cash charges associated with stock-based compensation.

•	G&A Expenses - General and administrative expenses for the first quarter were $2.8 million, compared to $1.1 million for the first quarter of 2013. The increase was primarily due to costs related to being a public company.

•	Net Loss - Net loss for the first quarter of 2014 was $10.8 million compared to a net loss of $3.8 million for the first quarter of 2013.

Conference Call Information

Dicerna will host a conference call and live audio webcast today at 4:30 p.m. (ET) to discuss its financial results and provide a corporate update. To participate in the conference call, please dial 855-453-3834 (domestic) or 484-756-4306 (international) and refer to conference ID 44094909. To access the live webcast please visit the “Events & Presentations” page under the “Investors & Media” tab on Dicerna’s website at www.dicerna.com.

An archived copy of the webcast will be available on Dicerna’s website beginning approximately two hours after the conference call, and will be available on the website for at least 30 days after the conference call.

About Dicerna Pharmaceuticals, Inc.

Dicerna is a biopharmaceutical company focused on the discovery and development of innovative treatments for rare inherited diseases involving the liver and for cancers that are genetically defined. Dicerna is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas and intends to discover, develop and commercialize novel therapeutics either on its own or in collaboration with pharmaceutical partners.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding Dicerna’s clinical development. Such forward-looking statements are subject to risks and uncertainties, including financial, scientific, and regulatory risks regarding clinical development that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those identified under the heading “Risk Factors” included in the Form 10-Q filed May 13, 2014, and in other filings that Dicerna may make with the SEC in the future. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Contacts:

Company:

Dicerna Pharmaceuticals, Inc.

James E. Dentzer

Chief Financial Officer

617-621-8097

Media:

MacDougall Biomedical Communications

Chris Erdman

Senior Vice President

781-235-3060

chris@macbiocom.com

Dicerna Pharmaceuticals, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands)

	March 31,	December 31,
	2014	2013
Cash and cash equivalents	$133,792	$46,595
Total Assets	$135,873	$49,794
Long-term Debt, including current portion	$3,785	$4,847
Total Liabilities	$6,543	$8,467
Total stockholders’ equity (deficit)	$129,330	$(68,919)

Dicerna Pharmaceuticals, Inc.

Consolidated Statements of Operations (unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2014	2013

Operating expenses:
Research and development	$5,251	$2,418
General and administrative	2,841	1,136

Total operating expenses	$8,092	$3,554

Loss from operations	(8,092)	(3,554)

Preferred stock warrant remeasurement	(2,559)	5

Other income (expense), net	(153)	(270)

Net loss	$(10,804)	$(3,819)

Less: Accretion and dividends on redeemable convertible preferred stock	204	1,011

Net loss attributable to common stockholders	$(11,008)	$(4,830)

Net loss per share allocable to common stockholders (basic and diluted)	$(1.02)	$(172.80)

Weighted average shares outstanding (basic and diluted)	10,822,325	27,952

Dicerna Pharmaceuticals, Inc. and Subsidiary

GAAP to Non-GAAP Reconciliation: Net Loss and Net Loss Per Share

(unaudited, in thousands, except share and per share data)

	For the Three Months
	Ended March 31,
	2014	2013
NET LOSS PER SHARE
GAAP net loss per share attributable to common stockholders - basic and diluted	$(1.02)	$(172.80)
Adjustments to net loss (as detailed below)	0.46	37.17

Non-GAAP loss per share - basic and diluted	$(0.56)	$(135.63)

ITEMIZED RECONCILIATION between net loss on a GAAP basis and net loss on a non-GAAP basis is as follows:
GAAP net loss per share attributable to common stockholders	$(11,008)	$(4,830)
Adjustments:
Accretion and dividends on redeemable convertible preferred stock	204	1,011
Preferred stock warrant remeasurement	2,559	(5)
R&D: Stock-based compensation	1,726	5
G&A: Stock-based compensation	486	28

Non-GAAP net loss	$(6,033)	$(3,791)

Weighted Average Shares Outstanding - basic and diluted	10,822,325	27,952

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs.

These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net loss and net loss per share. Our “Non-GAAP net loss” and “Non-GAAP net loss per share - basic and diluted” financial measures exclude the following items from GAAP net loss and net loss per share:

1. Stock-based compensation expense recorded in accordance with the accounting standard for share-based payments.

We believe that excluding the accounting impact of share-based payments, for both employees and non-employees, better reflects the recurring economic characteristics of our business. Share-based payments to non-employees are measured at each reporting date and recognized as services are rendered or vesting occurs.

2. Warrant remeasurement in accordance with accounting standards for derivative instruments.

We believe that excluding preferred stock warrant remeasurement better reflects the recurring economics of our business. Upon our Initial Public Offering, the warrants were reclassified to APIC and are no longer marked to market.

3. Other items.

We evaluate other items on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.